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Exhibit 10.1

                        DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (the "Agreement") is entered into as of 26th April, 2004 (the "Effective Date"), by and between ATS MEDICAL, INC. and ERYSAVE AB. ATS and ErySave may be referred to in this Agreement, individually, as a "party," and, collectively, as "parties.")

Witness that, WHEREAS

A. ATS is a medical device company engaged in, among other things, the development, manufacture and commercialisation of medical and related products.

B. ErySave is a technology company engaged in, among other things, the development of medical products and wishes to enter into this Agreement to complete their development, in collaboration with ATS, and to license ATS to develop, manufacture, import, export, market, distribute, sell and use the subject products.

C. ATS wishes to collaborate with ErySave to complete the development of the products which are the subject of this Agreement and to market, distribute and sell those products on the terms set out in this Agreement.

In consideration of the mutual promises and agreements of the parties set out in this Agreement, the receipt and sufficiency of which is acknowledged by the parties, THE PARTIES AGREE as follows:

1.       DEFINITIONS

1.1 In this Agreement the capitalized terms defined below and parenthetically elsewhere shall have the meanings here or there supplied whenever such terms are used in their capitalised form:

1.1.1 Affiliate(s) means in respect of either party any corporation or other business entity which is part of the same enterprise grouping as the party and which controls, is controlled by, or is under common control with such party, where control means at least majority ownership or control of at least a majority of the voting shares or the power in fact to control management decisions.

1.1.2 Agreement means this agreement, all annexes, appendices and additions to this agreement, and all modifications, amendments, extensions and renewals of this agreement.

1.1.3 ATS means ATS Medical, Inc., a Minnesota corporation which has its principal place of business at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota, 55447 USA.

1.1.4 CE Certification or CE-Mark means compliance with the European Union Medical Device Directive (93/42/EEC).

** The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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1.1.5    CE-Approved Prototype - the Prototype designed and/or manufactured in conformance with the Specifications and which has obtained CE Certification.

1.1.6 ErySave means ErySave AB, a Swedish corporation which has its principal place of business at IDEON, SE-223 70 Lund, Sweden.

1.1.7 Know-How means all present and future confidential and substantial information, research, studies, specifications, samples, materials, documents, trade secrets, data, methods, processes, and special abilities acquired, licensed, owned or controlled by or on behalf of ErySave concerning or relating to the PARSUS Technology, including but not limited to analytical and clinical data, product forms and specifications, methods of preparation, assembly and manufacture, information contained in registration dossiers, and all third party data relating to the PARSUS Technology to which ErySave has access.

1.1.8 License means the licenses granted by ErySave to ATS pursuant to Part 5 of this Agreement

1.1.9 Licensed Field means the field of intra-operative cardiovascular surgery.

1.1.10 Net Sales means the gross revenues invoiced or otherwise receivable by ATS or its Affiliates in respect of revenues from Products that were made by (or were made under authority of) ATS or its Affiliates and were sold, leased, transferred or otherwise made available to independent third parties, less (i) reasonable, customary and usual trade or quantity discounts actually taken by customers, (ii) sales, use, value-added and excise taxes imposed and paid in respect of sales of Products and included in the invoice price, (iii) import and export duties or fees, and shipping and delivery charges; and (iv) refunds for customer returns.

1.1.11 PARSUS Technology means any device or method, as now existing or later developed, for separating particles from fluids using ultrasound, including, but not limited to, any device or method that is within the scope of any claim of PCT Patent Application Publication No. WO 02/072235, filed March 11, 2002 and entitled "Device And Method For Separation."

1.1.12 Patents means those patent rights, patents applications and patents owned or controlled by ErySave or to which ErySave has acquired rights, and which claim any PARSUS Technology, including patents and patent rights deriving or issuing therefrom and all extensions, additions, reissues, continuations, continuations-in-part or divisions thereof and any substitute applications thereof and any protection certificate for any of the aforesaid and all other patents claiming priority with or from such patents anywhere in the world and all derivations, improvements or further developments thereof created by, applied for, granted to, acquired, controlled or licensed by ErySave after the date of this Agreement relating to the PARSUS Technology.

1.1.13 Product(s) means any device made from, made with, based on, containing, or incorporating PARSUS Technology, including but not limited to, the Prototype, restricted to applications and indications in the Licened Field where the development, manufacture, importation, export, marketing, distribution, sale or use involves in any

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         way the Know-How or is dependent upon, covered by or within the scope of any claim or invention disclosed in the Patents.

1.1.14 Prototype means the ErySave fat emboli cleaner device known as "MindShield" presently under development and which includes a "Base Unit," a "Disposable Disc" and "Disposable Disc/Kit," which, upon completion of development, shall be deemed to be a Product.

1.1.15 Royalty means the royalty payable by ATS to ErySave pursuant to Part 7 of this Agreement.

1.1.16 Specifications means the design requirements, functional requirements, testing procedures, quality assurance procedures, and documentation requirements for the Prototype or other Products as agreed upon by the parties.

1.1.17 Trademarks means the trademark or marks listed in Appendix 2 to this Agreement and such other of ErySave's trademarks or tradenames and such further identification and marks as ErySave may from time to time designate for use on, with or in relation to, among other things, Products.

2.       PROTOTYPE DEVELOPMENT PHASE

2.1 The Prototype Development Phase shall comprise the time period and relate to all work with respect to the development of the Prototype into a commercially viable Product. The Prototype Development Phase shall be deemed completed upon obtaining CE Certification for the Prototype. It is anticipated that obtaining CE Certification for the Prototype will be completed within twenty four (24) months from the date of execution of this Agreement.

2.2 ErySave shall, in accordance with a development plan and budget elaborated by ErySave in consultation with ATS, complete the development of the Prototype in accordance with the Specifications and provide the CE-Approved Prototype and/or its related design documentation to contract manufacturers to be chosen by agreement of both parties for the purpose of establishing full-scale production of the CE-Approved Prototype for commercial sale. ATS will, on request and at no additional cost to ErySave, provide reasonable assistance to ErySave in this process.

2.3 The parties shall, where appropriate or necessary and acting reasonably, elaborate and agree on the Specifications. Additionally, the parties shall establish target dates for completion of the development for the Prototype, the provision of the CE-Approved Prototype and/or its related design documentation to contract manufacturers for full-scale commercial production, and obtaining marketing authorization in the U.S., Europe and other markets for the CE-Approved Prototype.

2.4 ErySave shall be responsible for and shall bear all costs associated with obtaining a CE-Certification for the Prototype.

2.5 ErySave shall be responsible for achieving the development milestones set out in sub-paragraphs (b) - (g) of this paragraph as described in more detail in Appendix 4; and ATS shall pay ErySave the aggregate sum of SEK 10,000,000.00 in the following installments

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         and based on the completion of the following milestones, regardless of the order in which each milestone is achieved:

                  (a)   Execution of this Agreement - SEK 1,430,000.

                  (b) Completion of development of the Disposable Disc in accordance with the Specifications - SEK 1,430,000. At a minimum the Disposable Disc shall be a full-size disc (5-1/2 inch or equivalent size) made of disposable material (polymer or other) and shall incorporate micromechanical channels in the Disposable Disc.

                  (c) Completion of development of the Disposable Disc/Kit in accordance with the Specifications - SEK 1,430,000. At a minimum the Disposable Disc/Kit shall be a full-size disc (5-1/2 inch or equivalent size) made of disposable material with a lid attached to the disc, and shall include tubing and flow control devices attached to the disc/lid set, and shall have a throughput of a minimum of one liter/hour, with a minimum fat emboli removal of 90%.

                  (d) Completion of the GLP (Good Laboratory Practice) animal studies for the Prototype needed for CE-Certification - SEK 1,430,000.

                  (e) Completion of development of the Base Unit in accordance with the Specifications - SEK 1,430,000.

                  (f) Completion of the transfer of manufacturing information for the CE-Approved Prototype to selected contract manufacturers for full-scale production of the CE-Approved Prototype for commercial sale - SEK 1,430,000. Transfer of manufacturing information shall be defined as the transfer from ErySave to the relevant manufacturer or manufacturers of all documentation in ErySave's possession or control which are relevant or necessary for the manufacturing of all components comprising the CE-Approved Prototype.

                  (g)   Receipt of CE-Mark Approval - SEK 1,420,000.

2.6 ErySave shall invoice ATS for each installment amount payable under paragraph 2.5 upon the occurrence of the events specified and ATS shall make payment of such invoices within thirty days of receipt of the invoice. Interest shall accrue and be paid by ATS on all overdue invoice amounts at the rate of 1.0% simple interest per month (12% simple interest per annum) until paid.

2.7 All amounts payable under this Part 2 shall be paid in full without any withholding or deduction. ErySave shall return any amounts that are not required for expenses related to the achievement of the development milestones to ATS.

2.8 ATS shall make all payments required to be made under this Part 2 to ErySave in Swedish Kronor (SEK).

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2.9      ErySave shall have no obligation to manufacture and supply any
         Prototype or CE-Approved Prototype for use by ATS other than as may be set out herein or mutually agreed in writing.

2.10     Notwithstanding anything to the contrary in this Agreement, upon thirty
         (30) days prior written notice and with the prior written consent from ATS, ErySave may subcontract the performance of all its obligations for the Prototype Development Phase under this Part 2.

2.11 The parties shall, as far as reasonably practicable, carry out the Prototype Development Phase in a timely manner and using their commercially reasonable efforts.

2.12 The parties shall immediately advise one another of any anticipated delay in meeting the schedule or milestone during the Prototype Development Phase.

2.13 In the event of any anticipated or possible delay which has the potential to cause substantial inconvenience, cost or loss to the parties or either of them, the parties shall forthwith consult with one another as to ways of avoiding the delay and of dealing with the consequences of the delay.

2.14 The parties acknowledge their mutual understanding that the Prototype Development Phase involves development work, the progress and results of which cannot necessarily be anticipated or planned for in advance, and that there needs to be a high degree of mutual flexibility in terms of scheduling, support and resources, particularly in respect of unforeseen delays and other difficulties which might arise.

2.15 In the event ATS develops additional Products and elects to involve ErySave in any related development process, the parties will follow a similar product development phase as set forth in this Part 2 followed by a commercial phase as set forth in Part 3. The specific terms, conditions and requirements for completing the product development phase and commercial phase for any future Products involving ErySave are to be determined by mutual agreement of the parties.

3.       COMMERCIAL PHASE

3.1 The Commercial Phase for the CE-Approved Prototype shall commence upon the completion of the Prototype Development Phase and shall involve all duties and obligations as set forth in this Part 3. During the Commercial Phase, ATS shall undertake the tasks described in this
         Section 3; and the parties shall elaborate and agree on target launch dates for the U.S., major European markets, and other markets.

3.2 ATS shall be responsible for and shall bear all costs associated with obtaining the permits, licences, registrations, certificates, approvals and other regulatory authorisations required to manufacture, distribute, market, sell and use the CE-Approved Prototype, including without limitation, obtaining regulatory approvals in all non-CE countries and for any local work needed to transform the CE-Mark into a marketing authorization in any other countries. ErySave will, on request, provide reasonable assistance to ATS and share with ATS any required information in ErySave's possession or control.

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3.3      ErySave shall co-operate with ATS by providing data and information produced in the course of ErySave's development work on the Prototype as may assist ATS in obtaining the authorisations referred to in paragraph 3.2. ATS will, on request, share with ErySave all information in ATS' possession or control arising out of ATS activities in obtaining the authorizations referred to in paragraph 3.2 for use by ErySave with respect to any CE-Approved Product.

3.4 ErySave and ATS shall be jointly responsible for procuring the manufacturing of the Disposable Discs for the CE-Approved Prototype and for ensuring the supply of the Disposable Discs for the CE-Approved Prototype to ATS's contract manufacturer(s).

3.5 ATS shall be responsible for procuring the commercial manufacture and supply of remaining components of the CE-Approved Prototype and for assembly, sterilization and packaging of the final components of the CE-Approved Prototype; and ErySave shall assist ATS in the transfer and set-up of the processes and methods which will be required to manufacture the CE-Approved Prototypes by a commercial contract manufacturer or manufacturers agreed to in writing by both parties.

3.6 ATS shall use commercially reasonable efforts to diligently pursue the commercialization of the CE-Approved Prototypes and shall meet the requirements of the market by making or having made and offering or having offered for sale adequate quantities of the CE-Approved Prototypes on commercially reasonable terms.

3.7 ATS shall at all times in relation to the CE-Approved Prototypes conduct itself and use efforts substantially consistent with like conduct and effort devoted to other products of similar commercial potential or significance.

3.8 ATS shall use commercially reasonable efforts to actively and effectively promote, market, distribute and sell the CE-Approved Prototypes at its own expense and for its own account, maintain an adequate sales force, assign sufficient staff to the CE-Approved Prototypes for the purposes of this Agreement, establish and maintain a system of after-sales support for the CE-Approved Prototypes, maintain sufficient stocks of the CE-Approved Prototypes, and properly handle and store the CE-Approved Prototypes. In markets where ATS does not have its own representation, ErySave and ATS shall be jointly responsible for the commercialisation of the Product.

3.9 ATS shall conduct its advertising, promotional and marketing activities consistent with industry practices and may make use of marketing information, materials and documentation and product and technical documentation, specifications, instructions for use, directions, indications and standards supplied by ErySave, if any.

3.10 ATS shall use commercially reasonable efforts to ensure that all the CE-Approved Prototypes are properly packaged and labelled and are accompanied by proper and sufficient manuals and other literature setting out and containing such clear and plain safety information, instructions and warnings as may be required by applicable law and as may be required or advisable in the circumstances. ATS shall not alter, remove or modify the CE-Approved Prototypes or any aspect of their safety systems or features, without the prior, specific, written permission of ErySave.

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3.11     ATS shall use commercially reasonable efforts to substantially comply with all laws, rules, regulations and administrative directions concerning the production, marketing, distribution, sale and use of the CE-Approved Prototypes. ErySave shall, on request, provide reasonable assistance to ATS to enable compliance with all such laws, rules, regulations and administrative directions. Each of the parties shall promptly notify the other of changes or other developments in the applicable laws, rules, regulations and administrative directions of which it becomes aware and which are relevant to either parties' obligations under this Agreement.

3.12 ATS shall not distribute or sell any obsolete CE-Approved Prototypes or CE-Approved Prototypes with insufficient remaining shelf-life.

3.13 ATS shall prepare and deliver to ErySave at the commencement of this Agreement, and then periodically (at least yearly, but no more than quarterly), a report containing specific detail of ATS' future development, manufacturing, marketing, and sales activities, plans and projections relating to the CE-Approved Prototypes, together with a comparison of actual activities and results to the activities, plans and projections that had been predicted in the prior report. ErySave shall have the right to approve such future plans and projections, acting reasonably.

3.14 In addition to and without in any way limiting its obligations under this Part 3, ATS shall adhere to the following minimum marketing performance criteria described in more detail in Appendix 3:

                  a.    development of brochure(s) for the CE-Approved
                        Prototypes;

                  b. development of sales training programs and implementation of sales force training classes the CE-Approved Prototypes;

                  c. development of website content and relevant links for the CE-Approved Prototypes;

                  d. incorporation of graphics in ATS trade show exhibit booths the CE-Approved Prototypes;

                  e. inclusion of the CE-Approved Prototypes in cardiac surgery symposia supported by ATS;

                  f. hiring and training of manager for the CE-Approved Prototypes;

                  g. inclusion of the CE-Approved Prototypes in journal advertising campaigns;

                  h. development of a design and performance manual, and development and maintenance of processes for order entry, equipment service requests, etc. for the CE-Approved Prototypes;

                  i. During each twelve month period beginning twenty four months after U.S. FDA approval, ATS shall make royalty payment(s) at least equal to **.This amount will increase ** for each subsequent year. For example the amount will be ** in year one, ** in year two, ** in year three and so on. If FDA approval has not been received within twenty four months of CE Certification, ATS shall make royalty payment(s) at least equal to **. This amount will increase ** for each subsequent year until FDA approval has been received (at which point the amount will be increased to ** plus an extra ** for each subsequent year.

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3.15     ATS shall carry out its obligations under this Part 3 using commercially reasonable efforts, in a timely manner and at its own expense.

3.16 ATS shall report to ErySave, on a quarterly basis or as otherwise agreed upon by the parties, regarding the activities to be undertaken by ATS under this Part 3 and, to the extent permitted by law, shall share with ErySave all data and information relating to or arising from such activities.

4.       PROJECT GROUP AND REPORTING

4.1 Each party shall designate one person to be the focal point for contact between the parties in respect of the Products. Any change to the designations shall be by notice in writing to the other party.

4.2 The parties' designated persons appointed pursuant to this Part 4 shall form a Steering Committee consisting of at least one representative of ATS and one or more representative of ErySave. The Steering Committee shall meet in person or by telephone conference at such intervals as the designated persons may from time to time determine for the purposes of regular reporting regarding both the product development and commercial phases. In addition and without limiting the foregoing, with respect to the Prototype, the Steering Committee shall meet at a minimum once every two weeks via Webcast Conference Call and once every two months face-to-face to review matters during both the Prototype Development Phase and the Commercial Phase.

4.3 With respect to the Prototype, progress reviews shall include ErySave's Development Project Manager, ErySave's President, ATS's Medical PARSUS Product Manager, ATS's Vice President Marketing & Business Development, and others to be determined by mutual agreement of ErySave's President and ATS's Vice President Marketing & Business Development.

5.       GRANT OF LICENSE

5.1 ErySave hereby grants ATS, and ATS hereby accepts, the world-wide, and exclusive right and license under the Know-How and Patents to use and practise the PARSUS Technology to develop, manufacture, import, export, market, distribute, sell and use the CE-Approved Prototype and any future Products during the term of this Agreement.

5.2 ErySave hereby grants to ATS, and ATS hereby accepts, the world-wide, non-exclusive right and license to use the Trademarks on and in connection with the sale, offering for sale, distribution and advertising of the CE-Approved Prototype and any future Products during the term of this Agreement subject to the restrictions under Part 6.

5.3 ATS is authorized to sub-license its rights and obligations under this Agreement to sub-distributors, provided ATS remains liable for performance by all sub-licensees of all obligations sub-licensed and ATS informs ErySave of the identity of sub-licensees as soon as reasonably practicable following their agreement and provides ErySave with a copy of the sublicense agreements.

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5.4      The License is restricted to the Licensed Field and the CE-Approved
         Prototype and future Products and does not in any way limit or restrict the rights of ErySave or any third party licensee of ErySave from using and practising the PARSUS Technology for any purpose outside the Licensed Field.

6.       TRADEMARKS

6.1 All CE-Approved Prototypes and future Products or their packaging shall be marked with an acknowledgement that the CE-Approved Prototype or Product is manufactured and marketed under license from ErySave.

6.2 ATS shall, if commercially reasonable, include the ErySave name, logo and PARSUS trademark on the Prototypes and Products, as may be directed by ErySave in accordance with ErySave's corporate identity policies in effect from time to time or otherwise as advised by ErySave; and all CE-Approved Prototypes and Products shall, if commercially reasonable, bear such of the Trademarks as ErySave may determine. ATS shall show ErySave its intended uses of the Trademarks (including the ErySave name, logo and trademark(s)) in advance of such use, and seek ErySave's approval thereof, which shall not be unreasonably withheld. ATS will provide rationale for all instances where the ErySave name, logo or trademark(s) are not included on the Prototypes and Products, .after which ATS may sell, offer for sale, distribute and advertise the CE-Approved Prototype and any other Products bearing only ATS trademarks. ATS may, in its sole discretion, use the Trademarks along with ATS trademarks subject to the following restrictions set forth in this Part 6.

6.3 The Trademarks shall be and remain the sole and exclusive property of ErySave, who shall be responsible to obtain and maintain all such trademark registrations as deemed necessary or advantageous.

6.4 ATS shall not use the Trademarks for any article, product, goods, merchandise or service other than the CE-Approved Prototype and Products. ATS shall use the Trademarks in respect of the CE-Approved Prototype and Products in a manner consistent with this Agreement and ErySave's corporate identity policies in effect from time to time, without any addition, deletion, amendment or modification other than with ErySave's prior, written permission. ATS and ErySave are not authorized to use any of the Trademarks owned by the other party as a corporate name.

6.5 Both parties, shall conduct their respective activities at all times in a manner that maintains the reputation, status and goodwill of each parties trademarks, and neither party shall do anything that could tend to damage, impair or destroy the reputation, status or goodwill of the other's trademarks, the CE-Approved Prototype, Products or the parties to this Agreement.

6.6 ErySave shall have the right upon reasonable notice to inspect ATS's records of utilizing the Trademarks, as well as of the quality of the Products and Prototypes on which they are affixed or applied, and to require reasonable adjustment therein to the extent necessary to safeguard its rights under trademark law.

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7.       ROYALTY AND OTHER PAYMENTS

7.1 In respect of all CE-Approved Prototypes which are being developed or marketed and sold by ATS or its Affiliates, ATS shall pay to ErySave on all Net Sales the Royalty calculated in accordance with the criteria set out in Appendix 1 to this agreement. The Royalty shall accrue whenever a CE-Approved Prototype or future Product sale is invoiced by ATS or its Affiliates to or otherwise becomes owing by their customers.

7.2 In respect of all permitted sub-licenses of the PARSUS Technology granted to independent third parties by ATS or its Affiliates relating to CE-Approved Prototypes, ATS shall pay to ErySave ** of all up-front, down payment, milestone, fee, royalties, or like payments (if any) receivable by ATS or its Affiliates. Such amounts shall be payable to ErySave within thirty (30) days from the date of receipt of such up-front, down payment, milestone, fee or like payment by ATS or its Affiliate, and ATS shall provide a monthly accounting of such receipts (as well as of the number of CE-Approved Prototypes or future Products invoiced by ATS's sub-licensees in sufficient detail as to permit calculation of the amounts due to ATS and its Affiliates, and the related calculation of the amounts due by them to ErySave), or shall provide a statement that no CE-Approved Prototype or future Product sales were invoiced and/or that no amounts were due by sublicensees to ATS and Affiliates. Such monthly accountings or statements shall be made by ATS.

7.3 The Net Sales Royalty shall be calculated and payable on a calendar quarterly basis in arrears commencing on the last day of the first calendar quarter after the first sale of a CE-Approved Prototype is invoiced.

7.4 Within thirty days after the end of each calendar quarter, ATS shall pay the Royalty. Within thirty days after the end of each calendar month, ATS shall provide a monthly accounting of the number of CE-Approved Prototypes or future Products invoiced by ATS, its Affiliates, and its sub-licensees in sufficient detail as to permit calculation of the amounts due or shall provide a statement that no CE-Approved Prototype or future Product sales were invoiced. Such accountings or statements shall be made by ATS.

7.5 ATS shall make all payments due under this Part 7 in US dollars. All of ATS's accruals in non-US currency shall be translated into US dollars at the exchange rates prevailing at the time of ATS's invoice (or otherwise as required by US GAAP, consistently applied), free and clear of and without deduction or delay in respect of any demand, set-off, counter claim or other dispute and, so far as legally possible, each such payment shall be made free and clear of any taxes imposed by or under the authority of any government or public authority.

7.6 ATS shall pay interest on overdue payments owing under this Part 7 at the rate of 1% simple interest per month (12% simple interest per annum) until paid.

7.7 Royalties and other payments accruing hereunder shall be paid to ErySave or ErySave's designated payee, named by ErySave in written notice to ATS.

7.8 ATS may deduct and withhold and shall remit and pay to the proper authority, any withholding or similar tax which ATS is required to deduct, withhold and remit in

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         respect of Royalty on ErySave's behalf. ATS shall claim, or assist
         ErySave to do so, exemption from withholding tax on royalties, if any, under applicable taxation treaties. Proof of such withholding tax payments in a form satisfactory to the payee shall be secured and sent to the payee as evidence of such payment.

7.9 ATS shall at its principal place of business, during the term of this Agreement and for a period of three (3) years thereafter, keep true and accurate records of all matters connected with the development, manufacture and sale of CE-Approved Prototypes and shall also keep proper records of sales invoices and all books of account relating to payments from sub-licensees containing such correct entries complete in every particular as may be necessary to enable the amounts due to ErySave to be conveniently ascertained and audited.

7.10 Upon not less then ten (10) day's prior written request by ErySave, ATS shall produce the records and books of account referred to in paragraph
         7.9 and calculations for Cost of Goods Sold (as defined in Appendix 1) certified as correct by ATS or its agents and, if so requested by ErySave, which shall not be more than twice in any calendar year, ATS shall permit those records and books to be examined by an independent accountant nominated by ErySave and reasonably acceptable to ATS, and, at ErySave's expense, ATS shall permit that accountant to take copies of or extracts from the records and books. In addition, ATS shall give the independent accountant all assistance, access and facilities reasonably necessary to enable the independent accountant to verify the records and books and shall supply such other information as may be reasonably necessary or proper to enable the amounts payable to ErySave under this Agreement to be ascertained and verified. If the independent accountant identifies a deviation equal to or greater than ten percent (10%) from the amounts identified as payable to ErySave by ATS then the independent accountant's cost shall be paid by ATS. ATS shall immediately remit to ErySave any outstanding Royalty or other payments identified as owing and unpaid by the independent accountant and overdue interest thereon. If the independent accountant identifies that excess Royalties have been paid, such excess Royalties shall be applied against the Royalties owed in the next calendar quarter.

7.11 In the event that an investigation of ATS' books and records is made pursuant to paragraph 7.10, certain confidential and proprietary business information of ATS may necessarily be made available to the person or persons conducting such investigation. It is agreed that such confidential and proprietary business information shall be retained in confidence by ErySave, its agent or representative, and shall not be used by ErySave, its agent or representative, or disclosed to any third party other than as contemplated under this Agreement without the prior express written permission of ATS unless required by law. It is understood and agreed, however, that such information may be used in any proceeding based on ATS' failure to make payment of Royalties or other payments required under this Agreement.

8.       RIGHT OF FIRST REFUSAL

8.1 ATS is hereby granted a right of first refusal to exploit any new devices or products or applications for any devices or products for use outside of the Licensed Field but relating to the care of cardiac surgery patients.

8.2 In the case of each such new device or product or application for any new device or product, ATS's right of first refusal shall arise upon receipt from ErySave of written notice that such a device or product or application for such a device or product has been developed to at least the concept stage and shall expire 90 days thereafter if the parties are unable to reach an agreement, acting reasonably, for the further development and commercialization of the device or product or application for the device or product.

8.3 ATS is hereby granted a right of first negotiation for all healthcare applications not included in Section 8 above.

9.       FUTURE PRODUCT DEVELOPMENT

9.1 To the extent ATS elects to have ErySave participate in the development of future Products that employ the PARSUS Technology in the Licensed Field, the parties shall share equally the cost of all future development of and improvements to such future Products, including the cost of all patenting arising out of inventions relating to such future Products. If ATS does not elect to have ErySave participate, then ATS shall pay such costs. As indicated in Section 12.5, all such inventions and the associated patent and other intellectual property rights shall be and remain the property of ErySave and shall fall within the scope of the License, as provided in this Agreement. ATS and its agents, employees, contractors and representatives shall execute such assignments as ErySave may consider necessary or desirable to implement its property interest.

9.2 To the extent ATS elects to have ErySave participate in the development of such future Products, the parties shall consult with one another regarding such future Product development work and shall, acting reasonably, establish agreed plans and budgets for such work.

9.3 Neither party shall acquire any rights in the other party's intellectual property or other proprietary rights or technology with respect to any future Products except as explicitly set forth by written agreement executed by both parties.

10.      ERYSAVE'S REPRESENTATIONS, OBLIGATIONS, INDEMNITY AND DISCLAIMER

10.1 ErySave shall provide to ATS, in useable form, all Know-How in existence as of the Effective Date and reasonable technical support, information, ongoing research, and any other later acquired Know-How for future Product developments referred to in paragraph 9.1, to the extent ErySave has such technical information and research, but ErySave shall have no obligation to create or develop technical information or research for ATS.

10.2 ErySave shall provide such other or additional assistance to ATS in the form of promotion and training on the use of the CE-Approved Prototypes or future Products as ATS may from time to time reasonably request and ATS shall reimburse and remunerate ErySave for such assistance as the parties may from time to time agree, provided that ErySave shall have no obligation to provide such support in the absence of agreement as to its reimbursement and remuneration or due to lack of availability of ErySave staff or other resources.

10.3 ErySave represents and warrants that it has the sole, exclusive and unencumbered right to grant the licences and rights herein granted to ATS, and that it has not granted any option, licence, right or interest in or to the PARSUS Technology to any third party which would conflict with the rights granted by this Agreement.

10.4 ErySave represents and warrants that, insofar as it is aware, the PARSUS Technology, Patents, Know-How, or Trademarks do not infringe or misappropriate any patent, trademark, copyright, mask right, moral right, trade secret or other industrial, intellectual or proprietary rights of any third party ("Third Party IP Rights").

10.5 ErySave shall defend, indemnify and hold harmless ATS and its directors, officers, employees and agents from all claims, suits, demands, losses, costs, attorney's fees, damages, and loss of profits in any way connected with, caused by, resulting from or related to: (i) information, materials, components or items provided, developed or produced by ErySave to the extent attributable to such provision, development or production; or (ii) breach of any term or condition of this Agreement; or (iii) any warranty made by ErySave under this Agreement; but excluding any claims, suits, losses, costs, attorney's fees, damages, and loss of profits or part thereof to the extent based solely on ATS's negligence or breach of this Agreement or the negligence of any third party acting by, through or under ATS or to the extent arising from ATS's operations or actions. ErySave shall conduct the defense in any such third party action arising as described herein and ATS shall cooperate with such defense, at the expense of ErySave, provided that ErySave reasonably consults with ATS. ATS may, at its own expense, assist in such defense if it so chooses, provided that ErySave will control such defense and all negotiations relative to the settlement of any such claim. Notwithstanding any of the foregoing, ErySave shall not settle any such claim without ATS' prior written consent, which consent will not be unreasonably withheld.

10.5.1 If, under this Agreement, any Product or any part thereof, which becomes the subject of any claim, suit or proceeding for infringement or misappropriation of any Third Party IP Rights, or if any Products, or any part thereof, is held or otherwise determined to infringe or misappropriate any Third Party IP Rights, then ErySave will at its expense, and without limiting its other obligations under this Agreement, achieve the following results in the listed order of preference:

                  (i) Secure for ATS the right to continue using and practising the PARSUS Technology and to continue manufacturing, importing, marketing, distributing, selling and using the Products or any part thereof to the fullest extent consistent with the License granted by this Agreement;

                  (ii) Replace or modify the Products, or any part thereof, to make the Products non-infringing but without degradation in operation, performance, or utility; or

10.5.2 Notwithstanding anything to the contrary set forth in this Agreement, ErySave has no liability for misappropriation or infringement of any Third Party IP Rights arising from: (i) ErySave's compliance with any designs, specifications or instructions of ATS; (ii) modification of the Product by ATS or its representatives without the prior knowledge and written approval of ErySave; or (iii) use of the Product by ATS in violation of this Agreement or not in accordance with instructions for use.

10.6 Except as otherwise provided in this Agreement, ErySave makes no other representation or warranty (including any warranty of merchantability or fitness for a particular purpose) to ATS or anyone else with respect to the use of the PARSUS Technology or the development, manufacture, use, marketing, distribution, and sale of Products pursuant to this Agreement and except as otherwise provided in this Agreement disclaims all liability in connection therewith, including liability for special, incidental, consequential or penalty damages, including for lost profits or goodwill, even if advised of the possibility thereof.

11.      ATS'S REPRESENTATIONS, OBLIGATIONS AND INDEMNITY

11.1 ATS shall indemnify and save harmless ErySave and its directors, officers, employees and agents from all claims, suits, actions, judgments, losses, costs, expenses, attorney's fees, damages, and loss of profits in any way connected with, caused by, resulting from or related to: (i) information, materials, components or items provided, developed or produced by ATS, or (ii) breach of any term or condition under this Agreement; or (iii) breach of any warranty made by ATS under this Agreement; but excluding any claims, suits, losses, costs, attorney's fees, damages, and loss of profits or part thereof based solely on ErySave's negligence or breach of this Agreement or the negligence of any third party acting by, through or under ErySave. ATS shall conduct the defense in any such third party action arising as described herein and ErySave shall cooperate with such defense, at ATS's expense, provided that ATS reasonably consults with ErySave. ErySave may, at its own expense, assist in such defense if it so chooses, provided that ATS will control such defense and all negotiations relative to the settlement of any such claim. Notwithstanding any of the foregoing, ATS shall not settle any such claim without ErySave's prior written consent, which consent will not be unreasonably withheld.

11.2 ATS shall obtain and carry in full force and effect commercial, general liability and product liability insurance which shall protect ATS and ErySave with respect to events covered by paragraph 11.1. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Minnesota, USA and the country of Sweden, shall list ErySave as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to ErySave prior to any cancellation or material change thereof. The limits of such insurance shall not be less than Three Million Dollars ($3,000,000 USD) per occurrence with an aggregate of Ten Million Dollars ($10,000,000
         USD) for personal injury or death, and Three Million Dollars ($3,000,000 USD) per occurrence with an aggregate of Ten Million Dollars ($10,000,000 USD) for property damage. Upon request, ATS shall provide ErySave with certificates of insurance evidencing the same.

11.3 ATS warrants that it will substantially follow all applicable standards, specifications, laws, regulations, guidelines and rules relating to the development, manufacture, use, distribution and sale of Products.

11.4 Except with respect to obtaining CE Certification for the Products, ATS shall be responsible for obtaining all approvals, authorisations, permissions or licenses necessary or desirable to enable the Products to be used in its business operations. ErySave shall be provided with copies of all such approvals, etc. and any associated filings and information provided to and received from applicable authorities.

12.      INTELLECTUAL PROPERTY RIGHTS

12.1 Subject to this paragraph, ErySave shall take all steps necessary to file, prosecute and maintain the validity and subsistence of the PARSUS Technology and the Know-How and Patents. In each case that ErySave decides not to file, prosecute and maintain any patent application or patent for any PARSUS Technology in the Licensed Field, it shall promptly notify ATS and ATS shall have the option thereafter to file, prosecute and maintain such patent applications or patents in and to any PARSUS Technology itself. ErySave will do all acts and execute all documents reasonably necessary for the purposes of this paragraph. If ATS so files, prosecutes or maintains, then 50% of any reasonable attorney's fees, government fees and expenses incurred by ATS in filing, prosecuting and maintaining any Patents, Trademarks or Know-How shall be applied against and reduce any future Royalties or other payment(s) otherwise payable to ErySave under this Agreement.

12.2 ATS shall not do any act (or fail to act) so as to reduce the rights of ErySave in the PARSUS Technology.

12.3 Other than as expressly provided for in this Agreement, nothing in this Agreement shall be construed as granting either party any right or license, either express or implied, under any patents or other industrial or intellectual property right, including trade secrets and know-how, of the other party.

12.4 ErySave shall own all right, title and interest in, to and associated with any improvement, development, discovery or invention or any future Products as it relates to and employs the PARSUS Technology, whether made by ErySave or any ErySave employee, or ATS or ATS employee or any third party during the term of and in connection with this Agreement, including any intellectual property rights, know-how, trade secrets, inventions, data and information, but then any such improvement, development, discovery, invention, data and information, and any intellectual property rights, know-how, trade secrets thereto shall be subject to the License.

12.5 Each party shall, within 30 days of becoming aware of any complaint, claim or allegation that the exercise of the rights under this Agreement constitutes an infringement or misappropriation of any Third Party IP Rights, give the other party written notice of such claim, etc. Likewise, each party shall, within 30 days of acquiring knowledge or reasonable belief that any third party is infringing or misappropriating any Patents, Trademarks or Know-How, give the other party written notice of such knowledge or reasonable belief.

12.6 Any prosecution against third party infringers of ErySave Patents or Know-how shall be conducted by ErySave, upon consultation with ATS. The parties shall equally share the costs of, all claims and legal proceedings against third parties relating to third party infringement of any Patents or Know-How in the Licensed Field, and the benefits of such proceedings (after reimbursement to the parties of their respective legal and court costs thereof) shall be shared equally between them.

12.7 If either party elects not to participate in a proceeding referred to in paragraph 12.7 it shall notify the other party within ninety (90) days of giving or receiving notice pursuant to paragraph 12.6, the other may elect to proceed alone and shall have the right to institute or defend proceedings in its own name and at its own expense and shall be entitled to receive all benefits derived therefrom, subject to, in the case where ATS is the continuing party, remaining liable to pay Royalty on all such benefits that are intended to compensate for lost or reduced Product sales or similar loss or damage. The non-participating party shall, if so requested in writing by the continuing party, lend all necessary support to the proceedings on condition that the continuing party indemnifies it against all costs, damages and expenses which may be incurred in so doing.

12.8     Neither party shall settle or compromise any proceedings under this
         Part 12 without the consent of the other party if the settlement or compromise obliges the other party to make any payment or part with any property or other right or assume any obligation or grant any licence or other rights or be subject to any injunction or other restraint by reason of such settlement or compromise.

13.      CONFIDENTIALITY

13.1 In this Part 13 the following terms shall have the following meanings whenever such terms are used in their capitalised form:

13.1.1 Confidential Information means any information which was not or is not in the public domain at the time of its disclosure and which is communicated in any way or form by either party to the other, either before or after the date of this Agreement, whether or not such information is identified as confidential, including, without limitation, information relating to products, processes, services, businesses, personnel, research, commercial activities, formulas, substances, materials, programmes, devices, concepts, inventions, patents, designs, methods, techniques, marketing and commercial strategies, data, trade secrets, know-how, plans, operations, tests, studies, manuals, market reports, customers, financial status, and the like.

13.1.2 Disclosing Party means the party making disclosure of or otherwise communicating Confidential Information to the other party.

13.1.3 Recipient means the party receiving or otherwise obtaining Confidential Information from the other party.

13.2 The provisions of this Part 13 shall supersede and replace any confidentiality agreement previously entered into between the parties regarding the subject matter of this Agreement.

13.3 Confidential Information shall be and remain the property of the Disclosing Party. The Recipient shall obtain no right of any kind in Confidential Information other than the right to use it for the purposes consistent with this Agreement.

13.4 Confidential Information shall be used by the Recipient only for the purposes consistent with this Agreement and for no other use or purpose so long as the Confidential Information is subject to this Agreement.

13.5 Confidential Information shall be kept strictly confidential by the Recipient and shall not be disclosed to any third party by the Recipient, other than with the prior, written permission of the Disclosing Party or as may be required by law or under appropriate confidentiality obligations.

13.6 The Recipient may disclose Confidential Information only to those of its directors, officers, employees and agents, including permitted contractors, who are necessarily and directly involved in, and who need to know of the Confidential Information as an essential part of, performing the Recipient's obligations under this Agreement; and the Recipient shall ensure that they enter into a confidentiality agreement with the Recipient covering the disclosed Confidential Information on terms no less onerous than those of this Part 13, that they use the Confidential Information only for the purposes of this Agreement and that they do not make any copies of or extracts from the Confidential Information, except as authorised by the Disclosing Party in writing or as necessitated by the requirements of this Agreement.

13.7 In the event the Recipient is required to make disclosure of Confidential Information under the compulsion of law or authority, the Recipient shall promptly inform the Disclosing Party and shall cooperate with the Disclosing Party, but at no cost to Recipient, in order to enable the Disclosing Party to take such action as it deems necessary or appropriate to avoid or minimize the disclosure of such Confidential Information.

13.8 In the event of any unauthorised disclosure of Confidential Information, the Recipient shall immediately inform the Disclosing Party and shall co-operate with it in determining what steps should be taken.

13.9 The obligations of confidence, non-use and non-disclosure set out in this Part 13 shall not apply to any information that is:

         (a) information which the Recipient can establish was known to the Recipient prior to its disclosure hereunder;

         (b) information which is or becomes generally available to the public through no act or omission of the Recipient;

         (c) information which is rightfully received by the Recipient from a third party who is not under an obligation of confidentiality; or

         (d) information which is specifically released, in writing, from the scope of this Agreement by the Disclosing Party.

13.10 Upon the expiry or termination of this Agreement, the parties shall each immediately return to the other all Confidential Information received from the other in whatever form and all copies thereof.

13.11 The obligations of the parties under this Part 13 shall survive the expiry or termination of this Agreement and shall remain binding upon the parties, unless otherwise agreed, for a period of five (5) years thereafter.

14.      TERM

14.1 This Agreement shall remain in full force and effect, unless earlier terminated in accordance with the provisions of this Agreement, until the expiry of the last to expire patent right which makes up the Patents or until the Know-How is no longer confidential, whichever is the longer.

15.      EARLY TERMINATION

15.1 Breach. If either party is in material default or breach of any of its representations, covenants or obligations under this Agreement, the other party may give notice of such breach to the defaulting party requesting the latter to remedy the default or breach and stating the intention of the notifying party that this Agreement should terminate in the event the other party fails to remedy the breach or default. If the defaulting party fails to remedy the breach within sixty (60) days after the date of notice, then this Agreement shall terminate immediately upon the expiry of the sixty day period.

15.2 Insolvency. This Agreement shall terminate immediately if ATS shall become insolvent or bankrupt, or if a receiver shall be voluntarily or involuntarily appointed to direct its business for the benefit of creditors or otherwise.


15.3 CE Certification. If CE Certification for the Prototype is not obtained within thirty-six (36) months from the date of execution of this Agreement, ATS may terminate this Agreement by written notice of such termination given within the 30 days following the end of such 36th month.

15.4 ATS Challenge to Patents. In the event ATS disputes or challenges the validity or subsistence of any of the patent rights which make up the Patents, ErySave may terminate this Agreement upon ninety (90) days' written notice to ATS in respect of each such patent right or in respect of this entire Agreement, in ErySave's discretion, unless ATS withdraws or abandons such dispute or challenge to any of the patent rights which make up the Patents with that ninety (90) day period.

15.5     Effects of termination

         (a) Goodwill, etc. After Termination or Expiration. In the event of termination of this Agreement under this Part 15, or in the event of expiration, ATS shall have no claim, right or entitlement to any compensation for the loss of any right, advantage or goodwill associated with this Agreement and all rights granted to ATS under this Agreement, and all rights granted by ATS to any sub-licensee, shall cease and they shall forthwith cease any further use, practise under or exploitation of the Technology, provided however they shall be entitled for a period of three (3) months after the date of termination to dispose of any stock of Products in existence at the date of termination, subject to the payment of Royalty and other amounts due in respect thereof.

         (b) No Prejudice of Accrued Rights. Termination or expiration of this Agreement, for whatever cause, shall be without prejudice to the rights of the parties accrued under this Agreement up to the date of termination.

         (c) Termination for ATS's Breaches of Certain Marketing Obligations Entails Payment by ErySave. If ATS fails to meet the performance criteria set out in one of sub-paragraphs 3.14a-h within 60 days of receipt of written notice from ErySave that such performance criteria has not been met, despite ATS's having attempted in good faith to perform, and if as a consequence, ErySave obtains the right to terminate this Agreement under Section 15.1 ErySave must pay to ATS one half of the total sum paid to ErySave by ATS pursuant to paragraph 2.5. This provision shall not apply if ATS has also failed to meet the performance criteria in subparagraph 3.14(i).

         (d) No Use of Trademarks After Termination. Upon the expiry or termination of this Agreement, regardless of the reasons for termination, ATS's licence under paragraph 5.2 shall terminate, and ATS shall cease using the Trademarks and shall have no claim to the Trademarks or any right or property in the intangibles or goodwill of the Trademarks.

16.      MISCELLANEOUS

16.1 For good and valid commercial reasons, the parties shall keep the terms of this Agreement confidential and shall make no disclosure of its contents other than as may be agreed by both parties in writing, required by law, or required by either party to enforce its rights hereunder. However, both parties have the right to disclose the agreement to financial institutions, given that a valid Non Disclosure Agreement has been signed.

16.2 If any provision of this Agreement should as a matter of law be or become void or unenforceable, this Agreement shall be construed as if such provision was not contained herein and the remainder of this Agreement shall remain in full force and effect.

16.3 In the event that any strike, lockout, other industrial disturbance, epidemic, landslide, lightning, earthquake, fire, storm, flood, drought, other act of God, rebellion, war, civil disturbance, act of terrorism, explosion, or act or decision of any governmental authority or court of law renders impossible the performance of any of the obligations of the parties or either of them under this Agreement, the party or parties affected shall be excused the performance of the relevant obligation or obligations upon notifying the other party in writing, giving a detailed explanation of the occurrence in question. Upon the giving of such a notice, the performance of the party giving notice shall be abated only to the extent and for so long as performance remains impossible. Except for the payment of money, neither party shall be required to make up any performance that is abated in accordance with this paragraph.

16.4 This Agreement may not be assigned by either party, other than to an Affiliate of the party, without the prior, written permission of the other party which consent shall not be unreasonably withheld, except that ErySave and ATS may assign the agreement to any third party that acquires substantially all its assets or of its shares and also may assign to a wholly owned subsidiary.

16.5 During the term of this Agreement, Erysave and ATS shall not develop, manufacture, produce, market, distribute, sell, handle, acquire an interest in, or become involved, with any product, or service, which directly or indirectly competes with Products' or which in any way conflicts or could conflict with their obligations under this agreement, other than with prior written permission of the other party. Any violation should of this paragraph would constitute a breach of the agreement.

16.6 In entering into and carrying out their obligations under this Agreement, the parties are independent contractors and shall have no power or authority, express or implied, to bind the other party, act on the other party's behalf, or in any way enter into or incur any liability for or on behalf of the other party, and nothing in this Agreement shall be construed as giving rise to a relation of partnership or agency between the parties.

16.7 Any disagreement or dispute which may arise between the parties in relation to or connection with this Agreement shall be settled amicably and expeditiously by good faith negotiation. Any such dispute, other than non-payment by ATS to ErySave of any amount or amounts owing under this Agreement, which cannot be so settled within 60 days after the commencement of negotiation shall be referred to non-binding mediation by a single, independent mediator who is an expert in the field of medical product development to be appointed by agreement of the parties. Any such dispute which cannot be so settled within 90 days of the cessation of the time for negotiation shall be referred to and finally settled by arbitration by three arbitrators, one to be appointed by each party and the third to be appointed by the first two, in accordance with the international commercial arbitration rules of the London Court of International Arbitration. All decisions, determinations and rulings of the arbitrators shall be final and shall be fully and irrevocably accepted by the parties. Any such arbitration shall be held in London, England in the English language. The parties shall use their best efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

16.8 This Agreement shall be governed by the laws of England in respect of all matters, including without limitation the execution, interpretation and performance of this Agreement.

16.9 All notices and payments required or permitted by this Agreement shall be delivered to the relevant party as noted in Part 1, and either party may, in writing, change the address to which notices may be given.

16.10 This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement and any representation, promise or condition not incorporated in this Agreement shall not be binding upon either party. No amendment, modification or addition to this Agreement shall be binding on the parties unless made in writing and executed by both parties.

16.11 The waiver on the part of either party of any right or interest hereunder shall not imply the waiver of any other right or interest or any subsequent waiver.


16.12 In the event ATS and ErySave elects to develop additional Products in any related development process, the parties will follow a similar commercial phase procedure with specific terms, conditions and requirements to be determined by mutual agreement of the parties. `

IN WITNESS WHEREOF the parties have executed two (2) copies of this Agreement, each of which shall be considered an original.

ATS MEDICAL INC                             ERYSAVE AB

_____________________________________       ___________________________________
MICHAEL DALE                                HENRIK JONSSON
CEO                                         CEO
April 26th 2004                             April 26th 2004

_____________________________________       ___________________________________
RICHARD CURTIS                              LENNART SJOLUND
VP Marketing Business development           Chairman
April 26th 2004                             April 26th 2004

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

APPENDIX 1 CALCULATION OF ROYALTY

ROYALTY IS THE SHARE OF GROSS PROFITS ATTRIBUTABLE TO ERYSAVE PURSUANT TO THE
FOLLOWING:

1. PRODUCT DISPOSABLE KITS

A. WHERE ATS SELLS THE DISPOSABLES DIRECTLY:

- ErySave and ATS will ** all Gross Profit **. Gross Profit shall be defined as: Net Sales less Cost of Goods Sold less the ATS Fee. The ATS Fee shall be defined as ** of Net Sales until cumulative Net Sales under this Agreement reach **, then ** of Net Sales until cumulative Net Sales exceed **, and then ** of Net Sales thereafter. Cost of Goods Sold shall be calculated as determined in accordance with the US generally accepted accounting principles, consistently applied, followed by ATS. Cost of Goods Sold shall include the following costs of ATS related only to the Product(s): raw materials, direct labor including wages and benefits, sub-contract purchases, indirect labor, factory overhead, depreciation, facility overhead, supplies, bad debt expense and freight in.

            -     Example 1

                                Sales <**          Sales **         Sales >**
Net Sales amount                **                 **               **
ATS Fee                         **                 **               **
Cost of Goods Sold              **                 **               **
Gross Profit                    **                 **               **
Royalty                         **                 **               **

            -     Example 2

                                Sales <**          Sales **         Sales >**
Net Sales amount                **                 **               **
ATS Fee                         **                 **               **
Cost of Goods Sold              **                 **               **
Gross Profit                    **                 **               **
Royalty                         **                 **               **

B. WHERE ATS USES SUB-DISTRIBUTORS TO SELL DISPOSABLE:

- ErySave and ATS will ** all Gross Profit **. Gross Profit shall be defined as: Net Sales from amounts invoiced to sub-distributors less ATS's Cost of Goods Sold less the ATS Fee. The ATS Fee is defined as ** of Net Sales regardless of cumulative sales growth. Cost of Goods Sold shall be calculated as first described above. In the case that gross profit is negative ErySave will not have to cover any loss.

            -     Example

Net Sales amount                **
ATS Fee                         **
Cost of goods                   **
Gross profit                    **
Royalty                         **

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

- If any other model is used for a sub-distributor, ATS shall notify ErySave in advance and obtain ErySave's consent, including agreement as to the calculation of Royalty, before ATS signs an agreement with the sub-distributor.

2. PRODUCT DEVICES

A. WHERE ATS SELLS THE DEVICES DIRECTLY:

- ErySave and ATS will ** all Gross Profit **. Gross Profit shall be defined as: Net Sales less Cost of Goods Sold less the ATS Fee. Cost of Goods Sold shall be calculated as first described above. The ATS Fee shall be defined as ** of Net Sales. In the case that gross profit is negative ErySave will not have to cover any loss.

            -     Example

Net Sales amount                **                 **               **
ATS Fee                         **                 **               **
Cost of Goods Sold              **                 **               **
Gross Profit                    **                 **               **
Royalty                         **                 **               **

B. WHERE ATS USES SUB-DISTRIBUTORS TO SELL DEVICES:

- ErySave and ATS will ** all Gross Profit **. Gross Profit shall be defined as: Net Sales less Cost of Goods Sold less the ATS Fee. Cost of Goods Sold shall be calculated as first described above. The ATS Fee is defined as ** of Net Sales regardless of cumulative sales growth. In the case that gross profit is negative ErySave will not have to cover any loss

            -     Example

Net Sales amount                **                 **               **
ATS Fee                         **                 **               **
Cost of Goods Sold              **                 **               **
Gross Profit                    **                 **               **
Royalty                         **                 **               **

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

                                   APPENDIX 2

                                   TRADEMARKS

                                     PARSUS

                                   MindShield

                                     ErySave

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